Exhibit 99
HEALTHCARE REALTY
Gabrielle M. Andrés
Corporate Communications
P 615.269.8175
NEWS RELEASE
HEALTHCARE REALTY TRUST ANNOUNCES PRICING OF $300 MILLION SENIOR UNSECURED NOTES
NASHVILLE, Tennessee December 1, 2009 — Healthcare Realty Trust Incorporated (NYSE:HR) today announced that it has priced $300 million of 6.50% senior unsecured notes due 2017. The notes were priced at 99.323% to yield 6.618% at a spread of 387.5 basis points over the comparable U.S. Treasury note.
The proceeds from the offering will be used to repay amounts currently outstanding under the Company’s Unsecured Credit Facility due 2012, and for general corporate purposes.
Banc of America Securities LLC and J.P. Morgan Securities Inc. served as Active Book-Running Managers for the offering. Barclays Capital Inc., Calyon Securities (USA) Inc., Morgan Keegan & Company, Inc., UBS Securities LLC and Wells Fargo Securities, LLC were Passive Book-Running Managers. Fifth Third Securities, Inc. and SunTrust Robinson Humphrey, Inc. served as Senior Co-Managers and BMO Capital Markets Corp. and Scotia Capital (USA) Inc. served as Co-Managers. Interested parties may obtain a written prospectus relating to the senior notes offering from Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001, (800) 294-1322 or J.P. Morgan Securities Inc., 270 Park Avenue, New York, NY 10017 Attn: Syndicate Desk — 8th Floor, (212) 834-4533.
This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful under the securities laws of any such state. Such offering will be made only by a prospectus and prospectus supplement.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $2.2 billion in 206 real estate properties and mortgages as of September 30, 2009, excluding assets classified as held for sale and including an investment in one unconsolidated joint venture. The Company’s 201 owned real estate properties, excluding assets classified as held for sale, are comprised of six facility types, located in 28 states, totaling approximately 12.3 million square feet. The Company provides property management services to approximately 9.0 million square feet nationwide.
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2008 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.